UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 5, 2011

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED
(Exact name of Registrant as specified in its charter)

Nevada	001-34378	87-0638750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

445 Park Avenue, New York, New York 10022
 (Address of principal executive offices)

(212) 307-3568
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in prior filings by China North East Petroleum Holdings Limited (the “Company”) with the Securities and Exchange Commission (the “SEC”), as a result of the resignation of one of the Company’s directors, Edward Rule, effective November 21, 2011, the Company’s Audit Committee currently consists of two members instead of three members as required by the rules of the NYSE Amex LLC (the “Exchange”).  The Company has not yet named a replacement for Edward Rule on the Company’s Audit Committee due to the fact that Mr. Rule announced his decision not to run for re-election to the Board of Directors shortly before the date of the proxy statement for the Company’s most recent shareholder meeting and the Company has not had adequate time to select a suitable candidate.

On December 5, 2011, the Company received a letter from the Exchange advising that the Company is not in compliance with Section 803(B)(2)(a) of the NYSE Amex Company Guide (the “Company Guide”), which requires that the Audit Committee consist of at least three members.

The letter from the Exchange provides that the Exchange will apply the cure period of Section 803(B)(6)(b) of the Company Guide with respect to the noncompliance.  Since the Company held its last annual shareholders’ meeting on November 21, 2011 and has not scheduled its 2012 annual shareholders’ meeting, it will have until the earlier of its next annual shareholders’ meeting or November 21, 2012 to regain compliance with the Exchange’s standards; provided, however, that if the Company’s next annual shareholders’ meeting occurs no later than 180 days from November 21, 2011, the Company shall instead have 180 days from November 21, 2011 to regain compliance with the Exchange’s standards.  The Company intends to fill the vacancy on the Audit Committee in accordance with the Exchange’s standards as expeditiously as possible prior to the expiration of the cure period.

On December 8, 2011, the Company issued a press release disclosing the foregoing. A copy of that press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01       Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press release, dated December 8, 2011 of China North East Petroleum Holdings Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

Date: December 8, 2011	By:	/s/ Jingfu Li
Jingfu Li
Acting Chief Executive Officer